Exhibit 10.2

October 1, 2022

Brett Urban
BrightView Landscapes, LLC
980 Jolly Road

Blue Bell, Pennsylvania 19422

Dear Brett:

This letter agreement (“Agreement”) sets forth the terms of your employment with BrightView Landscapes, LLC (the “Company” and the Company together with BrightView Holdings, Inc. (“Parent”) and each of the Company’s and Parent’s subsidiaries, the “Company Group”) in a new executive officer role as set forth below to be effective on October 1, 2022 (the “Effective Date”).

1.	Position and Compensation:

a.             Position; Location. Beginning on the Effective Date, the Company will employ you as an Executive Vice President of the Company in the position of Chief Financial Officer, reporting to the President and Chief Executive Officer of Parent. You will also serve, without additional compensation, as an Executive Vice President and Chief Financial Officer of Parent and hereby agree to serve, if so appointed, as an officer or director of any member of the Company Group, in each case without additional compensation. Your primary place of employment shall be at the Company’s office in Blue Bell, Pennsylvania.

b.             Base Salary. Your annual base salary will be $425,000 (as prorated to reflect any partial year of employment with the Company in your new role starting with the Effective Date). The Board of Directors of Parent (the “Board”), the Compensation Committee of the Board or any other duly authorized committee appointed by the Board may adjust this base salary upward on an annual basis or at other times as it deems appropriate (your base salary, as it may be adjusted, “Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard payroll practice for its executive officers.

c.             Annual Bonus Opportunity. You will be eligible to participate in the executive annual bonus plan maintained for similarly situated executives at a targeted level of 60% of Base Salary and other employee benefits programs offered by the Company Group generally to the Company’s senior executive-level employees, in accordance with company policy and subject to the terms and conditions of such programs, which programs may from time to time, and at any time, be amended, modified or terminated.

d.             Vacation. You shall be eligible for paid vacation days each year in accordance with the Company’s vacation policy, as may be in effect from time to time (as prorated to reflect any partial year of employment with the Company).

2.             Termination: Your employment with the Company is “at will” subject to the terms of this Agreement, as follows:

a.             Voluntary Resignation without Good Reason: Should you desire to resign from your employment with the Company without Good Reason, you will provide the Company with one (1) month’s prior written notice of termination. Upon such resignation, you will receive only (i) accrued and unpaid Base Salary through your termination date, (ii) unused but accrued vacation as of your termination date in accordance with company policy, (iii) any unpaid or unreimbursed business expenses incurred as of your termination date in accordance with company policy, and (iv) any benefits as provided under the terms of any employee benefit plan of the Company Group in which you participate (collectively, the “Accrued Obligations”). The Company in its discretion may choose to waive all or any portion of the notice period, in which case you will receive only the Accrued Obligations through the earlier termination date agreed upon by you and the Company, and if no agreement is reached, through your last date of employment as determined solely by the Company.

b.             Injury, Illness or Incapacity: In the event you are unable to perform your duties for the Company by reason of illness, injury or incapacity for a continuous period of six months and you qualify for benefits under the Company Long Term Disability Plan, you may, following the Company’s assessment and determination regarding your potential for recovery, be terminated by the Company in its sole discretion as of the end of such six-month period. In such event, you will receive only the Accrued Obligations.

c.             Death: In the event that you die while actively employed by the Company, the Company shall pay to your executors or administrators only the Accrued Obligations, provided that the Company will also continue to pay your Base Salary through the end of the month in which your death occurs.

d.             Termination For Cause: Should the Company desire to terminate your employment for Cause, it will provide you with written notice of such termination, including the grounds for such termination. For purposes of this Agreement, “Cause” shall mean dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, gross neglect of your duties, or violation of your representations and obligations in paragraphs 4, 5(a) or 9 of this Agreement. In the event your employment is terminated for Cause, you will receive only the Accrued Obligations.

e.             Termination Without Cause: Should the Company desire to terminate your employment for any reason other than, 1) for Cause, or 2) by reason of your death, injury, illness or incapacity, then, in addition to the Accrued Obligations, and subject to clause (vii) below:

i.              You will be entitled to a severance payment equal to your then-current annual Base Salary. Such severance payment will be paid to you in substantially equal biweekly installments paid pursuant to the Company’s payroll practices over the one (1)-year period following your termination date, commencing as follows: this severance payment will commence within sixty (60) days following your termination date with the first payment being made on the first regularly scheduled payroll date that occurs after the revocation period for the release and waiver of claims described in clause (vii) below has expired without you revoking such release and waiver of claims; provided, that if the sixty (60) day period spans two calendar years, then such payment shall not commence until the second calendar year if the portion of such payment that would be payable within such sixty (60) day period is subject to the requirements of Section 409A (as defined below).

ii.             You will remain eligible to receive an annual bonus in respect of the fiscal year in which your termination occurs, payable at the time, in the manner and in the amount (if any) that the bonus would otherwise been paid had your employment not terminated, provided that the amount of the bonus (if any) will be prorated to reflect the portion of the year during which you were actually employed.

iii.            If your employment terminates after the end of a fiscal year, but prior to the date the annual bonus for such year becomes payable, you will remain eligible to receive the annual bonus in respect of such year, payable at the time, in the manner and in the amount (if any) that the bonus would otherwise been paid had your employment not terminated.

iv.            If your employment terminates within the one (1)-year period following a Change of Control (as defined in the Second Amended and Restated Limited Partnership Agreement of BrightView Parent, L.P., dated as of June 30, 2014, as amended, amended and restated, supplemented or otherwise modified and in effect from time to time), in addition to the payments set forth in clauses (i) through (iii), you will be entitled to an additional severance payment equal to your then-current annual Base Salary multiplied by your target bonus percentage. This payment will be paid to you over the one (1)-year period following your termination date in the manner described in clause (i) above.

v.             If you timely elect COBRA coverage under the Company’s then existing health plans, then the Company will pay a portion of your COBRA premiums equal to the employer portion of the premium for active employees for you, and, where such individuals were covered immediately prior to your termination date, your eligible dependents, through the earlier of (A) eighteen months following your termination date and (B) the date on which you become eligible for group health coverage from a new employer. The foregoing sentence does not disqualify you from receiving benefits coverage after the time periods in subparts (A) and (B); as such sentence relates solely to the payment of COBRA premiums by the Company as described above. If payment of such portion of the COBRA premiums could result in adverse tax consequences or penalties to the Company, then the Company may instead pay you a monthly payment equal to such portion of the COBRA premiums for the same period that the Company would otherwise have been obligated to pay such portion.

vi.            You will be entitled to outplacement services for a period of twelve (12) months following the date of termination of your employment, at a level commensurate with your position in accordance with the Company’s practices as in effect from time to time, in an amount not to exceed $7,500. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if you accept employment with another employer, these outplacement benefits shall cease.

vii.           You agree and acknowledge that the severance payments and benefits provided for in this subparagraph 2(e) are in lieu of any other severance payments or benefits under any Company severance pay plan generally applicable to the Company employees. You also agree and acknowledge that the severance payments and benefits provided for in this subparagraph 2(e) are expressly conditioned upon your (A) execution within forty-five (45) days of the date of your termination of employment and non-revocation of a release and waiver of claims in a form acceptable to the Company and (B) continued compliance with the provisions of paragraphs 4 and 5 hereof.

f.              Voluntary Resignation for Good Reason. Should you resign from your employment for Good Reason, you will be treated as if your employment had been terminated without Cause pursuant to subparagraph 2(e) above. “Good Reason” shall mean the occurrence of any of the following events or conditions, unless you have expressly consented in writing thereto: (i) a material reduction in your Base Salary or target annual bonus opportunity; (ii) a material reduction of your duties and responsibilities; or (iii) the Company provides you with notice that your principal office location is or will be moved to a location more than fifty (50) miles from your principal office location immediately before such notice, other than to a location that is within the greater Philadelphia metropolitan area. Notwithstanding the foregoing, you shall not have Good Reason for termination unless you give written notice of termination for Good Reason within sixty (60) days after the event giving rise to Good Reason occurs and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in your notice of termination, within thirty (30) days after the date on which you give written notice of termination.

3.             Termination and Equity: Regardless of the reason for termination, your rights and obligations with respect to any equity you have been granted shall be determined and governed solely by the terms of the definitive documentation, including the award agreements, pursuant to which such equity was granted.

4.             Restrictive Covenants: In consideration of this Agreement, you agree as follows:

a.             During your employment with the Company and for a period of one (1) year after the termination of that employment, regardless of the reason for termination, you will not, within the Geographic Area (as defined below), directly or indirectly own, manage, operate, finance, or be connected as an officer, director, employee, partner, agent or consultant with any business or enterprise which, directly or through an affiliated subsidiary organization, provides (a) landscape maintenance services (including work orders for such services), (b) landscape enhancement, design and build services (e.g., construction), (c) snow and ice removal services (including sanding and salting), (d) irrigation installation and maintenance services, (e) chemical application services for lawn and plant care or (f) any other business activity that is competitive with the business, activities, products or services of the type conducted, authorized, offered, or provided by the Company Group, or with respect to which the Company Group has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company Group, during the twenty-four (24) month period prior to your termination of employment. For purposes of this Agreement, the term “Geographic Area” means any state in which the Company Group is maintaining a business office as of the date of the termination of your employment with the Company.

b.             During your employment with the Company and for a period of one (1) year after the termination of that employment, regardless of the reason for termination, you will not, either directly or indirectly:

i.              call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within one (1) year prior thereto had been, a customer of the Company Group within the Geographic Area in connection with any of the business activities referred to above;

ii.             solicit, induce or encourage any employee of the Company Group to leave the employment of the Company Group; or

iii.            solicit the employment of any person who was employed by the Company Group on a full or part time basis on the date of your termination of employment or within the six (6) month period prior thereto.

c.             You recognize and acknowledge that by reason of your employment by and service with the Company, you have and will continue to have access to confidential information of the Company Group, including, without limitation, information and knowledge pertaining to products and services in development, pricing information, innovations, new product designs, computer programs and data, ideas, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, and customer and provider information and lists (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset and covenant that you will not, either during employment or after the termination of employment, disclose any such Confidential Information to any person for any reason whatsoever (except as your duties as an employee of the Company may require) without the prior written authorization of the Board, unless such information is in the public domain through no fault of you or except as may be required by law. Similarly, you acknowledge and agree that during your employment with the Company you are bound by the Company’s Statement of Corporate Ethics and Code of Business Conduct Policy as it exists at the date of this Agreement and as it may be modified or enlarged from time to time at the sole discretion of the Company.

d.             You acknowledge and agree that all Inventions, and all intellectual property rights arising therein or thereto, are and shall be the sole and exclusive property of the Company Group. You further acknowledge and agree that any rights arising in any invention, discovery, improvement or innovation made, conceived or first actually reduced to practice by you, whether alone or jointly with others, during the one (1)-year period following the date of your termination of employment and relating in any way to work performed by you for the Company Group during your employment with the Company Group (“Post-employment Inventions”), shall also be the sole and exclusive property of the Company Group. For consideration acknowledged and received, you hereby irrevocably assign, convey and set over to the Company all of your right, title and interest in and to the Inventions and Post-employment Inventions, including without limitation all intellectual property rights arising therein or thereto. You further agree to disclose in writing to the Board any such Inventions or Post-employment Inventions, promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Invention or Post-employment Invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention or Post-employment Invention. You agree to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company Group the ownership of the Inventions and Post-employment Inventions, without compensation beyond that provided in this Agreement. You further agree, upon the request of the Company and at its expense, that you will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention or Post-employment Invention. You further agree, whether or not you are then an employee or other service provider of the Company Group, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or Post-employment Invention or any litigation or other claim or proceeding involving any Invention or Post-employment Invention covered by this Agreement, but all reasonable expenses thereof shall be paid by the Company or its designee. You shall not, on or after the date of this Agreement, directly or indirectly challenge the validity, enforceability or scope of the ownership by the Company Group of any Invention or Post-employment Invention, including without limitation any patent issued on, or patent application filed in respect of, an Invention or Post-employment Invention. For purposes of this Agreement, “Invention” means any invention, discovery, improvement or innovation with regard to any facet of the business of the Company Group, whether or not patentable, made, conceived, or first actually reduced to practice by you, alone or jointly with others, in the course of, in connection with, or as a result of your employment or other service with the Company Group, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof.

e.             You also acknowledge and agree that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by you, whether alone or jointly with others, in the course of performing your duties for the Company Group, or while using the facilities, equipment or other resources of the Company Group, whether or not during your work hours (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, you hereby irrevocably assign, transfer, convey and set over to the Company, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its nominee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

f.              You acknowledge that the provisions set forth in this paragraph 4 are reasonable and necessary to protect the legitimate interests of the Company Group, and that a violation of any of those provisions will cause irreparable harm to the Company Group. You acknowledge that the Company may seek injunctive relief for your violation of such provisions. You represent that your experience and capabilities are such that the provisions contained in this paragraph 4 will not prevent you from obtaining employment or otherwise earning a living at the same general level of economic benefit as earned with the Company.

g.             In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

h.             The rights and protections of the Company hereunder shall extend and may be assigned to any successors of the Company and to any member of the Company Group.

i.              To the extent permitted by law, upon receipt of any subpoena, court order or other legal process requiring you to disclose Confidential Information, you shall give prompt prior written notice to the Company’s General Counsel in order to provide the Company reasonable opportunity to take appropriate steps to protect its Confidential Information to the fullest extent possible.

j.              Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without prior written consent of the Company.

5.             Non-Disparagement; Cooperation:

a.             You agree not to make any negative comments or otherwise disparage any member of the Company Group or any of their officers, directors, employees, shareholders, agents or products and services and the Company shall use its commercially reasonable efforts to cause the members of the Company Group and their senior officers to not make negative comments or otherwise disparage you. The foregoing is subject to subparagraph 4(j) and shall not be violated by truthful statements in response to legal process, performance reviews while you are employed, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

b.             You agree that upon the Company’s reasonable request following your termination of employment and provided such cooperation is not adverse to your legal interests, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim with respect to which you may have knowledge that may be helpful to the Company that is made against or by the Company Group (other than by or against you), or in connection with any ongoing or future investigation by, or any proceeding before, any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency involving the Company Group. The Company will pay reasonable out-of-pocket expense (including travel expenses and the costs of counsel to the extent reasonably necessary) incurred in connection with providing such assistance.

6.             Taxes:

a.             Section 409A. Notwithstanding any provision to the contrary, all provisions of this Agreement are intended to be construed and interpreted to comply with section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations thereunder. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and any remaining amount is intended to be exempt from Section 409A under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement that constitute deferred compensation subject to Section 409A will only be paid upon a “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if you are considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement are required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. For purposes of Section 409A, each payment under this Agreement is treated as a separate payment and the right to a series of installment payments is treated as the right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment. No action or failure to act pursuant to this paragraph shall subject the Company nor any affiliate thereof to any claim, liability or expense, and none of the Company nor any affiliate thereof shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A.

b.             Withholding. All payments hereunder shall be subject to applicable withholding taxes as required by law. The Company’s obligation to make any such payments may be satisfied by any member of the Company Group.

7.             Applicable Law; Forum; Waiver of Jury Trial: ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA. EACH OF THE PARTIES HERETO HEREBY (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT; (II) AGREES THAT THE SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PERSON’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE COMMONWEALTH OF PENNSYLVANIA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH HEREIN IN THE IMMEDIATELY PRECEDING CLAUSE (I); AND (III) IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND AGREES NOT TO PLEAD OR CLAIM) ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT IN ANY STATE OR FEDERAL COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA, OR THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND INSTRUMENTS DELIVERED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.             Amendment, Assignability, and Entire Agreement: This Agreement may only be amended or modified by a written agreement executed by you and the Company (or any successor). This Agreement may be assigned by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, without your consent, and any such successor shall be bound by the terms of this Agreement if so assigned. This Agreement supersedes any and all prior written or oral agreements you may have had with any member of the Company Group as it relates to your employment.

9.             Prior Employment Post-Employment Restrictions: You represent, acknowledge, and agree that there are no restrictions on your ability to perform your duties under this Agreement by reason of post-employment restrictions which are applicable to you and which arise from your prior employment. You also represent, acknowledge, and agree that you will not disclose to the Company or use in your employment with the Company any confidential information from your prior employment. You understand and agree that any violation of your representations and agreements in this paragraph 9 may be considered Cause for termination by the Company under subparagraph 2(d) of this Agreement.

Please indicate your acceptance of the terms and conditions of this Agreement as set forth herein by signing the attached copy of this letter in the space below.

[Signature pages follow]

Sincerely,

BRIGHTVIEW LANDSCAPES, LLC

By:	/s/ Andrew Masterman
	Name:	Andrew Masterman
	Title:	President and Chief Executive Officer

I agree to and accept the terms and conditions of the Agreement as set forth above.

May 23, 2022	/s/ Brett Urban
Date	Brett Urban